Exhibit 10.4

                                 HUMBERTO BRAVO
                         302 Washington Street, Ste 351
                           San Diego, California 92103


April 15, 2010

I, Humberto Bravo, hereby agree that I will provide funding to Placer Del Mar, Ltd. in the amount necessary to continue the current Phase One of the company's business plan. These funds shall continue through Phase One for a period of twenty-four months, beginning April 2010, or until such time as the company's geologist determines that further geological exploration is not warranted. I agree to provide funding for the company in an amount up to $6,000 per month to allow the company to continue its exploration process and pay other operating and filing expenses.

I also agree to forego my monthly management fees payments and any salary or other compensation from Placer Del Mar for the next twenty-four months, and forego any prior accrued monthly management fees payments and any salary or other compensation from Placer Del Mar, Ltd. for the next twenty-four months.

1) All funds provided to Placer Del Mar, Ltd. by me shall be unsecured.

2) I hereby forego any penalties or interest should Placer Del Mar, Ltd. be unable to repay any funds I provide to the Company.



/s/ Humberto Bravo
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Humberto Bravo